FOR IMMEDIATE RELEASE
Source: The Hartcourt Companies, Inc.
Shanghai, February 27, 2007 at 6.30 am EST

Press Release

Hartcourt Announces Selling Its Full 100% Equity Interest in Shanghai Jiumeng and the 51% Equity Interest in HuaQing To Shanghai Shiheng Architecture Consulting Co., Ltd.

Shanghai - February 27, 2007— The Hartcourt Companies, Inc. (OTC BB: HRCT, Frankfurt: 900009) today announced that it (the “Company”) has signed a definitive Sales & Purchase agreement with Shanghai Shiheng Architecture Consulting Co., Ltd to sell the Company’s entire 100% equity interest in Shanghai Jiumeng Information Technology Co., Ltd (“Shanghai Jiumeng”), which holds a 51% equity interest in Shanghai Huaqing Corporation Development Ltd. (“Shanghai Huaqing”), the key distributor of Samsung computer monitors and notebooks in Eastern China. Shanghai Jiumeng is the Company’s sole IT-related business. The net proceeds from the sale will be US$1,538,462 (RMB12,000,000) payable in cash by June 15, 2007.

In mid-2006, the Company announced its intention to broaden its business lines by expanding into the vocational training/education market in China. In light of this change in focus, the Company believes that selling Shanghai Jiumeng will provide needed financial resources for the Company to further its expansion into the vocational training/education market and allow management to focus on this new line of business.

About Hartcourt
Hartcourt’s achievements and operations can be found on its web site: www.hartcourt.com

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. Forward looking statements are identified by words such as “expects,” “believes,” “anticipates,” and words of similar import. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, including those risks identified in the company’s filings with the U.S. Securities and Exchange Commission, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact:
Ms Tingting Ni, Tel: + 86 21 51521577 Fax: + 86 21 51521579 Email: ir@hartcourt.com